Exhibit 99.1

Callaway Golf Company Acquires OGIO International, Inc., A Leading Lifestyle Brand, For $75.5 Million

CARLSBAD, Calif., Jan. 11, 2017 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today it has acquired OGIO International, Inc. for $75.5 million in an all-cash transaction, subject to a working capital adjustment.

The acquisition enhances Callaway's presence in golf while also providing a platform for future growth in the lifestyle category. Excluding non-recurring transaction and transition expenses, Callaway's management expects the acquisition to be immediately accretive to earnings.

"We are excited about OGIO becoming part of Callaway and believe this acquisition aligns well with our stated goal of strategically developing growth in tangential areas," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Furthermore, there is a robust strategic fit between the companies; both are strong brands with a sports heritage that share a passion for creating high-quality, performance-driven products. There is also significant overlap in our supply chains and go-to-market strategies, which should allow us to add value and create profitable growth."

Callaway projects the acquired business will generate annual EBITDA of approximately $10 million after the acquisition is integrated and the majority of operational synergies are realized. Callaway estimates that the majority of the operational synergies will be realized within two years. The purchase price values OGIO at a multiple of approximately 7.6x this projected EBITDA. Callaway also expects to realize significant value from potential tax benefits associated with the transaction.

In 2017, OGIO is expected to contribute to Callaway approximately $45 million in revenue. After absorbing non-recurring transaction and transition expenses of approximately $7 million, OGIO is expected to be dilutive by approximately $0.02 to Callaway's 2017 earnings per share but is expected to be accretive thereafter.

Callaway intends to finance the transaction with cash on hand and borrowings from its existing asset-backed credit facilities. Latham & Watkins LLP acted as legal counsel and Lazard acted as financial advisor to Callaway. Snell & Wilmer LLP acted as legal counsel and Robert W. Baird & Co. acted as financial advisor to OGIO.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the expected benefits of the OGIO transaction, including the impact on earnings, revenues and EBITDA, operational synergies, diversification and growth opportunities, potential tax benefits and the future business and prospects of Callaway and OGIO are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated difficulties or expenditures relating to the transaction or the realization of the anticipated synergies and other benefits; the response of customers, suppliers and others to the announcement of the transaction; potential difficulties in employee retention as a result of the transaction; Callaway's future performance and its ability to realize the expected tax benefits; consumer acceptance of and demand for the company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements, see Callaway's Annual Report on Form 10-K for the year ended December 31, 2015 as well as other risks and uncertainties detailed from time to time in Callaway's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Callaway undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

About OGIO
Known for its adrenaline-raising designs and exceptional product performance, OGIO International, Inc., helps consumers to carry their passion. OGIO designs and sells bags, accessories and apparel for the golf, lifestyle, motorsports and endurance categories on a global basis. For more information please visit www.ogio.com.

Contact: Robert Julian
Patrick Burke
(760) 931-1771